Exhibit 1

MONTHLY REPORT OF ACTIVITIES

RMA

COURT-SUPERVISED REORGANIZATION.

Oi

August . 2018

15. October 2018

EXECUTIVE REPORT

INTRODUCTION

Your Honor Mr. Judge of 7th Business Court of the Judicial District of the Capital of the State of Rio de Janeiro

The Trustee, Escritório de Advocacia Arnoldo Wald ("Wald" or "Trustee") appointed in the records of Court-Supervised Reorganization of Oi Group (proceeding number 0203711-65.2016.8.19.0001), and RC Consultores, subcontracted by the Trustee to assist in the preparation of the Monthly Report of Activities ("RMA") respectfully comes before Your Honor, pursuant the above decision on pages 91.223 / 91.224, present the RMA for the month of August, 2018.

As we all know, the Court-supervised Reorganization refers to the following companies:

- Oi S.A. - under Court-supervised reorganization ("Oi S.A.");
- Telemar Norte Leste S.A. - under Court-supervised reorganization ("Telemar Norte Leste");
- Oi Móvel S.A. - under Court-supervised reorganization ("Oi Móvel");
- Copart4 Participações S.A. - under Court-supervised reorganization ("Copart4");
- Copart5 Participações S.A. - under Court-supervised reorganization ("Copart5");
- Portugal Telecom International Finance B.V. - under Court-supervised reorganization ("PTIF"); and
- Oi Brasil Holdings Coöperatief U.A. - under Court-Supervised Reorganization ("Oi Coop").

This report includes the financial information based mostly on the elements provided by Debtors up to October 15, 2018, which includes the data regarding the month August 2018, to be examined together with the preliminary report of activities as well as the other RMA's already submitted.

The RMA includes a chapter specifically addressing the consolidated financial information of Debtors, which shall include, in this Report, the Managerial Cash Flow Statements of mentioned month, submitted in the tables comparing against the immediately prior month. The report shall highlight the main changes occurred in the mentioned period, submitting the explanations provided by Management of Debtors.

This report was prepared by means of the analytical procedures and discussions with Company's Management, aiming to provide to Court and stakeholders the information on the financial status of Debtors and relevant operations carried out thereby, as well as the summary of the activities carried out by the Trustee until the closing of this report.

The information submitted below are based mainly on data and elements submitted by Debtors. The separate Financial Statements of all Debtors as well as the consolidated financial statements of Oi Group (including but not limited to the Debtors) are examined annually by independent auditors. The limited review procedures are applied by the auditors for the filing at CVM of Quarterly Consolidated Financial Information ("ITRs") of Oi Group. Regarding the separate financial information of each Debtor prepared for monthly periods, other than those included in ITRs delivered to CVM, are not submitted to the review by independent auditors, whether auditors hired by Oi Group or the Trustee.

The Trustee, being honored for the assignment, is available for further clarification concerning the information contained in this report or others.

Faithfull yours,

WALD

Arnoldo Wald Filho
awf@ wald.com.br

Samantha Mendes Longo
samantha@wald.com.br

Members

Phone: +55 (11) 3074-6000

RC CONSULTORES

Marcel Augusto Caparoz
Chief- Economist
marcel@rcconsultores.com.br

Phone: +55 (11) 3053-0003

CORPORATE ORGANIZATIONAL CHART OF DEBTORS

Figure 1. Corporate Organizational Chart of Debtors


Oi
Oi S.A. (Holding)
Under court-supervised reorganization.
100%
Telemar Norte Leste S.A. (concession STFC) under court-supervised reorganization.
100%
Portugal Telecom Intern. Finance B.V. (Financial Entity) under court-supervised reorganization.
100%
Oi Brasil Holdings Coöperatief U.A. (Financial Entity) under court-supervised reorganization
100%
Copart5 Participações S.A. (Financial Entity) under court-supervised reorganization.
99,875%
Oi Serviços Financeiros S.A. (Current name of Copart 3)
100%
CVTEL B.V.
100%
Rio Alto Gestão de Créditos e Participações S.A.
100%
Carrigans Finance S. a RL
100%
PT Participações SGPS S.A.
99,8%
Bryophyta SP Participações Ltda.
100%
Oi Móvel S.A. (SMP and SeAC authorization) under court-supervised reorganization.
100%
Copart4 Participações S.A. (Financial Entity) under court-supervised reorganization.
6 Other Companies (see the annexes)
9 Other Companies (see the annexes)
Caption
DEBTORS OF THE GROUP

Source: Information provided by Management.

** Diagram submitted previously in Preliminary Report of Activities.
Information submitted again for an easy understanding of the Debtor's structure.*

CORPORATE ORGANIZATIONAL CHART OF DEBTORS

Figure 2. Corporate Organizational Chart of Debtors


Telemar Norte Leste S.A. (STFC concession) under court-supervised reorganization.
100%
Oi Móvel S.A. Under court-supervised reorganization.
100%
Copart4 Participações S.A. Under court-supervised reorganization
50%
Companhia AIX de Participações
81.43%
SEREDE Serviços de Rede S.A.
99.99%
Dommo Empreendimentos Imobiliários Ltda.
99.99%
BrT Card Serviços Financeiros Ltda.
10%
Pharol SGPS S.A.
100 %
Rede Conecta Serviços de Rede S.A.
50 %
Companhia ACT de Participações
100 %
Brazil Telecom Call Center S.A.
19.04%
Hispamar Satélite S.A.
Caption
DEBTORS OF THE GROUP

Source: Information provided by Management.

** Diagram submitted previously in Preliminary Report of Activities.*
Information submitted again for an easy understanding of the Debtor's structure.

CORPORATE ORGANIZATIONAL CHART OF DEBTORS

Figure 3. Corporate Organizational Chart of Debtors


Oi
Móvel
S.A.
under court-supervised reorganization
100%
Pointer
Network S.A.
5 Other Companies
100%
Paggo
Empreendimentos
S.A. (Holdings)
99.99%
Brasil Telecom
Comunicação Multimídia
99.99%
Paggo Acquirer
Gestão de Meios de Pagamentos Ltda.
50%
Paggo Soluções
e Meios de Pagamentos S.A.
99.99%
Paggo
Administradora Ltda.
Caption
DEBTORS OF THE GROUP

Source: Information provided by Management.

** Diagram submitted previously in Preliminary Report of Activities.*
Information submitted again for an easy understanding of the Debtor's structure.

COMPANIES UNDER COURT-SUPERVISED REORGANIZATION

Figure 4 - Companies under Court-supervised Reorganization.

OI S.A.
Entity for the raising of financing/ funds in international market. It also has interest in other companies of the Group, and is the main "Holding" of Oi Group.

Oi Coop
Non-operational entity. Entity for the raising of financing/ funds in international market.

Oi Móvel
Mobile phone telephony service provider of Regions I, II and II and TV DTH TV services.


Oi S.A.
Oi Brasil Holdings Coöperatief U.A
DEBTORS
OF GROUP
Oi
Oi Móvel S.A.
Telemar Norte Leste S.A
Portugal Telecom International Finance B.V.
Copart 4 and Copart 5 Participações S.A

Telemar Norte Leste
Main provider of landline telephony services in Region I and domestic and international long distance calls.

PTIF
Non-operational entity. Entity for the raising of financing/ funds in international market.

Copart4 and 5
Two legal entities used for the management and administration of the real estate and the main properties leased to Oi Group.

RELEVANT FACTS & PUBLISHED NOTICES TO THE MARKET

Some relevant facts and notices to the market published by Oi Group, which have direct relation to Debtors, are presented below:

Relevant Facts and Notices to the Market in the month of **AUGUST/18**

August 1 – Decision of the Portuguese Court on the Acknowledgement of the Approval of the Court-Supervised Reorganization Plan

Oi S.A. - under court-supervised reorganization, ("Oi" or "Company") notified its shareholders and the market in general that, on that date, it took cognizance of a judgment rendered on July 30, 2018 by the Lisbon Court of Commerce - Judge 2 of the Judicial Court of the Judicial District of Lisbon ("Portuguese Court"), which denied at that time the request made by the Company and its subsidiaries Telemar Norte Leste - Under Court-Supervised Reorganization, Oi Móvel S.A. - under Court-supervised reorganization, Copart 4 Participações S.A. - Under Court-Supervised Reorganization, and Copart 5 Participações S.A. - Under Court-Supervised Reorganization (collectively, "Debtors") for the acknowledgement, in Portugal, of the decision rendered by the Judge of the 7th Business Court of the Judicial District of the Capital of the State of Rio de Janeiro ("Judgment of Court-Supervised Reorganization") on January 8, 2018, and published on February 5, 2018, which approved the Court-Supervised Reorganization Plan approved by the General Meeting of Creditors held on December 19 and 20, 2017 ("Plan").

In the understanding of the Portuguese Court, it would be necessary to have a final and unappealable decision on the approval of the Plan by the Court-Supervised Reorganization Court, so that it could be acknowledged in Portugal.

Oi respectfully disagrees with the decision of the Portuguese Court and clarifies that it intends to file the appropriate appeal before the Lisbon Court of Appeal against the judgment, on the grounds that it is not consistent with the two decisions already rendered by the Lisbon Court of Commerce, which have already acknowledged and protected in Portugal the opening and prosecution of the Court-Supervised Reorganization Process of Debtors in Brazil, as well as it is in disagreement with the decisions recently rendered by the Courts of the United States of America and the Netherlands, which acknowledged in those jurisdictions the decision of approval of the Plan and its full effectiveness, in accordance with the Notices to the Market published by Oi on August 21, 2017 and June 11 and 14, 2018.

The decision was based on formal aspects, and the Portuguese Court did not rule on the merits of the Plan. In this regard, Oi reiterates that this decision does not impact on the healthiness and full effectiveness of the Plan, the performance of which is protected by the Court-Supervised Reorganization Court.

The full text of said decision is attached to this Notice to the Market and is also available in the Company's website (www.oi.com.br/ri), for download, in CVM Empresas.NET System (www.cvm.gov.br), and the website of B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). Company shall forward the decision as soon as possible, translated into English to US Securities and Exchange Commission according to Form 6-K.

The notice may be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=254429

RELEVANT FACTS & PUBLISHED NOTICES TO THE MARKET

Relevant Facts and Notices to the Market in the month of **AUGUST/18**

August 13 – Fitch's risk rating

Oi S.A. - Under Court-Supervised Reorganization, ("Oi" or "Company") notified its shareholders and the market in general that agency Fitch announced on that date the review of the credit rating attributed to the Company, raising the Long-Term Foreign-Currency and Local-Currency Issuer Default Rating from D to B-, as well as the National Rating from D to BB- (bra). The outlook is stable.

Fitch removed the ratings of Oi's notes and debentures following the debt-for-equity swap, which occurred through the capital increase approved by the Company's Board of Directors on July 20, 2018.

The rating reviews reflect improvements in Oi's financial profile following the completion of an important stage of the Court-Supervised Reorganization Plan, mainly the great reduction of the Company's debt. The stable outlook reflects Fitch's expectation that the company will maintain moderate levels of leverage by investing heavily in improvements and seeking to regain market share.

The notice may be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=254600

August 16 – Postponement of the Extraordinary General Shareholders' Meeting.

Oi S.A. - under Court Supervised Reorganization ("Oi" or "Company"), in compliance with CVM Instruction No. 358/02 and CVM Instruction No. 481/09, notified its shareholders and the market in general of the postponement of the Extraordinary General Shareholders' Meeting to September 17, 2018 at 11:00 a.m., as originally convened to September 3, 2018.

In view of the adjustment in the order of items in the agenda of the Meeting, as well as the inclusion of sub-items to clarify that the shareholders may elect the Chairman of the Board of Directors, among the candidates included in the Board of Directors appointed for the composition of the New Board of Directors, pursuant to Article 24 of Oi's Bylaws, the Company postponed the date of the Meeting to guarantee shareholders sufficient time to make an informed decision on the matters submitted to their resolution.

As a result of the postponement, the shareholders must send their voting instructions to the Meeting again, regardless of any voting instructions that may have already been received.

The Notice of Meeting containing the new date for the Meeting and the respective Agenda was published on that date in the Official Gazette of the State of Rio de Janeiro and Valor Econômico newspaper and, together with the Management Proposal and the Manual of Attendance in General Meetings, is already available for download on the Company's website (www.oi.com.br/ri), , in the CVM Empresas.NET System (www.cvm.gov.br), and the website of the B3 S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br).

The notice may be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=254659

RELEVANT FACTS & PUBLISHED NOTICES TO THE MARKET

Relevant Facts and Notices to the Market in the month of **AUGUST/18**

August 16 – Update of Oi's credit rating by S&P

Oi S.A. – Under Court-Supervised Reorganization ("Oi" or "Company") notified its shareholders and the market in general that Standard & Poor's ("S&P") announced on that date the review of the credit rating attributed to the Company, raising the issuer credit rating from CCC+ to B at global scale and from brBB+ to brA at national scale. The outlook is stable.

The agency also removed all Oi's debt ratings, currently classified as D, as a result of the conversion of the Company's bonds and debentures into shares following a capital increase approved by the Company's Board of Directors on July 20, 2018.

Such outlook reflects the challenges that the Company has to face in order to effectively implement its investment plan and consequently to regain market share and recover its service quality to increase margins while maintaining appropriate liquidity.

The notice may be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&conta=28&tipo=43700&ano=2018&mes=0&idsecao=43852

RELEVANT FACTS & PUBLISHED NOTICES TO THE MARKET

Relevant Facts and Notices to the Market in the month of **SEPTEMBER/18**

September 13 September– Decision of Anatel

Oi S.A. - under Court-Supervised Reorganization ("Oi" or "Company"), in compliance with article 157, paragraph 4, of Law No. 6,404/76 and in accordance with CVM Instruction No. 358/02, notified its shareholders and the market in general, which became aware on that date, of the decision by the Directors Council of the National Telecommunications Agency - ANATEL, among other issues, to:

(i) give prior consent for the members of the New Board of Directors of Oi to take office, provided that the Prior Consent to be issued by the Directors Council of Anatel shall not be effective until the Competition Superintendence certifies the equivalence of the result of the Extraordinary General Shareholders' Meeting of the Company convened for September 17, 2018 ("AGE") to the conditions analyzed by the Board of Directors and presented in the respective resolution instruments; and

(ii) give prior consent to the amendment to Oi's Bylaws, aiming at increasing the Company's authorized capital limit from the current amount of R$ 34,038,701,741.49 to R$ 38,038,701,741.39.

In addition, in the Analysis of the Director Rapporteur, whose vote was followed by the other Directors, he expressed the understanding that the other statutory changes submitted to the resolution of the AGE do not require prior submission to ANATEL.

The full text of said Decision of the Director Council is attached to this Relevant Fact and is also available in the Company's website (www.oi.com.br/ri), for download, in CVM Empresas.NET System (www.cvm.gov.br), and the website of B3
S.A. - Brasil, Bolsa, Balcão (www.bmfbovespa.com.br). The Company shall forward the decision as soon as possible, translated into English to US Securities and Exchange Commission according to Form 6-K.

The relevant fact should be accessed in:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=254863

September 19 – Consent given by Anatel to the New Board of Directors of Oi S.A.

Oi S.A. - Under Court-Supervised Reorganization ("Oi" or "Company"), in addition to the Relevant Fact released on September 13, 2018, notified its shareholders and the market in general that, which became aware on the date the act was issued by the Competition Superintendence of the National Telecommunications Agency - ANATEL, confirming the full effectiveness of the prior consent given by the Directors Council of Anatel for the members of the New Board of Directors to take office, whose election was ratified at the Extraordinary General Shareholders' Meeting held on September 17, 2018.

As a result, the Company's Board of Directors is composed of 11 independent members with varied and complementary professional profiles and with extensive market experience, consolidating a new stage in Oi's governance process, as provided in the Court-Supervised Reorganization Plan of the Company ("Plan"). The completion of this stage further ensures stability to the Court-Supervised Reorganization process and to the Company itself to perform the turnaround in progress, aiming at the sustainable growth of the business, after the equation of the financial debt, which reduced from R$ 45 billion to R$ 14 billion.

The members of the New Board of Oi are Eleazar de Carvalho Filho (Chairman), Henrique José Fernandes Luz, José Mauro Mettrau Carneiro da Cunha, Marcos Bastos Rocha, Marcos Duarte Santos, Marcos Grodetzky, Maria Helena dos Santos Fernandes de Santana, Paulino do Rego Barros Jr, Ricardo Reisen de Pinho, Rodrigo Modesto de Abreu, and Wallim Cruz de Vasconcellos Junior, whose brief resumes are attached to this Notice.

The notice may be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=254920

RELEVANT FACTS & PUBLISHED NOTICES TO THE MARKET

Relevant Facts and Notices to the Market in the month of **SEPTEMBER/18**

September 26 – Resignation of a Director

Oi S.A. - under Court-Supervised Reorganization ("Oi" or "Company") notified its shareholders and the market in general that the Chairman of the Board of the Directors of the Company received a letter from Mr. Marcos Duarte Santos notifying that, for personal and professional reasons, he will not take office as a member of the New Board of Directors of Oi, whose election was ratified at the Extraordinary General Shareholders' Meeting held on September 17, 2018.

The Company expresses deepest appreciation to Mr. Marcos Duarte Santos for his dedication during the term he held the office as a member of the Board of Directors, and acknowledges his significant contributions and results achieved, particularly in the Company's court-supervised reorganization process.

As a result of the vacancy of the position, the Board of Directors will in due time arrange for the appointment of his substitute, as provided in article 150 of Law 6,404/76 and Clause 9.6 of the Court-Supervised Reorganization Plan.

The notice may be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=254980

RELEVANT FACTS & PUBLISHED NOTICES TO THE MARKET

Relevant Facts and Notices to the Market in the month of **OCTOBER/18**

October 3 – Exercise of warrants

Oi S.A. - under Court-supervised Reorganization ("Oi" or "Company"), in compliance with Clause 4.3.3.6 of the Court-Supervised Reorganization Plan of Oi and its subsidiaries approved by the General Meeting of Creditors and approved by the Court-Supervised Reorganization Court ("RJ Plan"), and in compliance with article 157, §4 of Law No. 6,404/76 and as provided in CVM Instruction No. 358/02, notified its shareholders and the market in general that, on October 26, 2018, the Board of Directors of the Company will hold a meeting to resolve on the Company's capital increase through the private issue of new common shares ("Common Shares") in the amount of R$ 4,000,000,000.00 ("Capital Increase - New Resources"), as provided in Clause 6 of the RJ Plan.

Oi clarifies that the disclosure of the Notice to the Shareholders containing the terms and conditions of the Capital Increase - New Resources and the opening of the term for the exercise of the preemptive right by its shareholders, pursuant to article 171 of Law 6,404/76, will occur in due time, after the approval of the Capital Increase - New Resources.

The Company notifies that, pursuant to item (a) (i) of Clause 4.3.3.6 of the RJ Plan, the holders of warrants ("Warrants") issued in the capital increase by means of Capitalization of Unsecured Claims of Qualified Bondholders, as approved and ratified by the Board of Directors at meetings held on March 5 and July 20, 2018, respectively, may exercise the right to subscribe for Common Shares issued by the Company conferred by the Warrants, in accordance with the terms and conditions described below.

Subject to the terms and procedures stipulated by B3 S.A. - Brasil, Bolsa, Balcão ("B3") and Banco do Brasil S.A. ("Banco do Brasil"), the Warrants may be exercised at the sole discretion of their holder within 92 days from October 3, 2018 (including), i.e. by January 2, 2019 (including) ("Exercise Period"), as follows:

(i) the holders of Warrants under the custody of the B3 Assets Depository Center ("Depository Center") shall exercise the right conferred by the Warrants upon request for exercise to be made through their custody agent to B3, subject to the terms stipulated by B3; or

(ii) the holders of Warrants under the custody of Banco do Brasil shall exercise the rights conferred by the Warrants upon written request for exercise to the Company, by appearing at any branch of Banco do Brasil and completing the corresponding form.

The full relevant fact may be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=255062

October 3 – ADW Exercise

Oi S.A. - under Court-supervised Reorganization ("Oi" or "Company"), in compliance with Clause 4.3.3.6 of the Court-Supervised Reorganization Plan of Oi and its subsidiaries approved by the General Meeting of Creditors and approved by the Court-Supervised Reorganization Court ("RJ Plan"), and in compliance with article 157, §4 of Law No. 6,404/76 and as provided in CVM Instruction No. 358/02, notified its shareholders and the market in general that, on that date, the a Relevant Fact was disclosed announcing that the holders of warrants ("Warrants") issued in the capital increase by means of Capitalization of Unsecured Claims of Qualified Bondholders, as approved and ratified by the Board of Directors ("Board") at meetings held on March 5 and July 20, 2018, respectively, may exercise the right to subscribe for common shares ("Common Shares") issued by the Company conferred by the Warrants, from October 3, 2018 to January 2, 2019 ("Exercise Period").

The exercise price of each Warrant will be R$ 0.039505, calculated based on the price of the Dollar set for sale by the Central Bank of Brazil, in the "Quotations and Bulletins" section, "Closing quotations of all currencies on a date" option on its website, on October 2, 2018.

The full relevant fact may be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43090&conta=28&id=255064

RELEVANT FACTS & PUBLISHED NOTICES TO THE MARKET

Relevant Facts and Notices to the Market in the month of **OCTOBER/18**

October 4 – Appointment of a member for the Board of Directors

Oi S.A. - under Court-Supervised Reorganization ("Oi" or "Company"), in addition to the Notice to the Market disclosed on September 26, 2018, notified its shareholders and the market in general that the Board of Directors of the Company appointed on that date Mr. Roger Solé Rafols to fill the vacancy in the Board of Directors, as provided in article 150 of Law No. 6,404/76, Clause 9.6 of the Court-Supervised Reorganization Plan and article 30, sole paragraph, of the Company's Bylaws. The effectiveness of the appointment of Mr. Roger Solé is subject to the prior consent of the National Telecommunications Agency - Anatel, as provided in Decision No. 3 of January 6, 2017.

With 20 years of experience in telecommunications, in the areas of marketing, product development, innovation, strategy and P&L management, Mr. Roger Solé has been Vice-President of Marketing for Sprint Corporation since 2015. Prior to that, he held the positions of Vice-President of Marketing (2009-2015) and Director of Marketing Consumer (2009-2011) for Tim Brazil and Marketing Director - Residential Segment (2006-2008) and Director of Added Value Products and Services (2001-2006) for Vivo, having also worked for DiamondCluster, currently Oliver Wyman (1996-2001). He holds a Bachelor's Degree in Business Administration from ESADE - Escuela Superior de Administración y Dirección de Empresas, Barcelona, and a graduate degree in Management of Audiovisual Business from UPF - Universitat Pompeu Fabra, Instituto Desarrollo Continuo (IDEC), Barcelona. He also completed an MBA interchange program at UCLA - University of California, Los Angeles; Advanced Management Program at IESE Business School, Universidad de Navarra, São Paulo-Barcelona; and a short executive education program in Finance and Strategy for Value Creation at Wharton, University of Pennsylvania, Philadelphia.

With this appointment, the New Board of Directors of Oi is completed with all of its members and reaffirms its complementary, multi-sectoral profile and extensive experience in operating in domestic and international markets.

The notice may be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=255096

October 5 – Reply to CVM/B3 Letter

B3 - Brasil, Bolsa, Balcão
Superintendence for Monitoring Companies and Offers of Variable Income Securities

c.c.: CVM - Brazilian Securities and Exchange Commission
Mr. Fernando Soares Vieira - Superintendence of Business Relationships
Mr. Francisco José Bastos Santos - Superintendence of Market and Intermediaries Relationship
Ref.: Official Letter B3 1761/2018-SAE Dear Sirs,

Oi S.A. - Under Court-Supervised Reorganization ("Company" or "Oi"), in response to Official Letter B3 1761/2018-SAE of Oct/4/2018, B3 - Bolsa, Brasil, Balcão ("B3"), as transcribed below ("Official Letter"), submitted the required explanations.

"In view of the latest fluctuations recorded with the stocks issued by that company, the number of trades and trading volume, as indicated below, we hereby request to be informed, by Oct/5/2018, of any fact known to you justifying them".

In this regard, Oi clarifies that, in its opinion, there are no relevant facts or acts that could justify possible atypical fluctuations in the number of trading and trading volume of the Company's shares in addition to those already disclosed by the Company.

These are our considerations in relation to the Official Letter, and we remain at your disposal for any further clarification.

The notice may be accessed at:
http://ri.oi.com.br/oi2012/web/conteudo_pt.asp?idioma=0&tipo=43089&conta=28&id=255114

FINANCIAL INFORMATION

4.1 Cash Flow Managerial Statements

MANAGERIAL CASH FLOW STATEMENTS

HIGHLIGHTS

Statement
AUGUST 01 to 31, 2018

- **Net Operational Cash Generation of the Debtors** positive BRL 17 millions in August/18

- **Investments** reached BRL 363 millions in August/18

- **Receipts** increased by BRL 70 million in August/18 totaling BRL 2,659 million

- **Payments** decreased by BRL 104 million in August/18 totaling BRL 2,279 million

- The **Final Balance of the Financial Cash of Debtors** decreased by BRL 44 million in August/18, totaling BRL 4,721 million

Tribunal de Justiça do Estado do Rio de Janeiro
Page
Certificado Eletronicamente

Statement
AUGUST 01 to 31, 2018

The Net Operational Cash Generation of the Debtors was positive in BRL 17 millions in August/18

- The Net Operational Cash Generation of Debtors in the month of August/18 was positive in BRL 17 million, after negative result of BRL 164 million in the previous month (Figure 5). In comparison with the month of July/18, Receipts recorded an increase of BRL 70 million, reaching BRL 2.659 million, while the cash outflows with Payments and Investments decreased by BRL 111 million, totaling BRL 2.642 million altogether (Figure 6).
- The other operations of the Debtors, which include *Financial and Intra-Group Operations*, contributed, altogether, to a cash inflow of BRL 27 million in August/18.
- Thus, the variation of the Final Balance of the Financial Cash of the Debtors was positive in BRL 44 million in August/18, resulting in the amount of BRL 4,721 million (Figure 7), corresponding to 0.9% increase compared with the previous month.
- Detailed considerations of variations will be analyzed in the following pages.

Source: Financial statements and managerial information

Figure 5 – Net Operational Cash Generation – Monthly Balance


In BRL million

Figure 6 – Monthly Development Receipts x Payments/ Investments


RECEIPT
PAYMENTS + INVESTMENTS
In BRL million

Figure 7 – Financial Cash – Debtors – monthly – Final Balance


In BRL million

Decrease in Cash Outflows related to Payments contributed to the positive result of the Net Operational Cash Generation

Figure 8 – Managerial Cash Flow Statement

	Jul/18	Aug/18	Δ
Customers	1,836	1,731	-6%
Network Use Services	228	210	-8%
Dealers	431	518	20%
Others	94	200	113%
Receipts (1)	2,589	2,659	3%

	Jul/18	Aug/18	Δ
Plant Maintenance	(312)	(297)	-5%
Rents	(322)	(349)	8%
Data Processing /Printing Company	(132)	(122)	-8%
Call Center Service /Collection	(140)	(138)	-1%
Concessionaires	(111)	(108)	-3%
Consultancy / Audits /Fees	(75)	(71)	-5%
Other Services/ Payments	(378)	(308)	-19%
Materials/Services (2)	(1,470)	(1,393)	-5%

	Jul/18	Aug/18	Δ
Network Use Services	(228)	(211)	-7%
Court Deposits	50	46	-8%
Contingences	(8)	-	N.A.
Other Payments (2)	(187)	(165)	-12%

	Jul/18	Aug/18	Δ
Telemar OI	(154)	(178)	16%
S. A.	(52)	(47)	-10%
Oi Móvel	(164)	(138)	-16%
Investments (3)	(370)	(363)	-2%


In BRL million
2,659
(170)
(1,393)
(507)
44
(165)
(363)
17
Receivables
Personnel
Material / Services
Taxes
Mediation
Other payments
Investments
net Generation Net

Source: Financial statements and managerial information

Statement
AUGUST 01 to 31, 2018

Table 1 - Managerial Cash Flow Statements – Aug/18

BRL million	(A) 7/31/2018 Jul/18	(B) - (A) Variation	(B) 8/31/2018 Aug/18
INITIAL Balance - Financial Cash	**4,819**	**(142)**	**4,677**
Customers	1,836	*(105)*	1,731
Network Use Services	228	*(18)*	210
Dealers	431	*87*	518
Others	94	*106*	200
Receipts (1)	**2,589**	**70**	**2,659**
Personnel	(186)	*16*	(170)
Materials/Services Suppliers	(1,698)	*94*	(1,604)
Taxes	(531)	*24*	(507)
Court Deposits Contingences Mediation	50	*(4)*	46
	(8)	*8*	-
	(10)	*(34)*	(44)
Payments (2)	**(2,383)**	**104**	**(2,279)**
Telemar	(154)	*(24)*	(178)
Oi S.A.	(52)	*5*	(47)
Oi Móvel	(164)	*26*	(138)
Investments (3)	**(370)**	**7**	**(363)**
Net Operational Generation (1 + 2 +3)	**(164)**	**181**	**17**
Intragroup Operations	3	*(4)*	(1)
Financial Operations	19	*9*	28
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	**4,677**	**44**	**4,721**

Figure 9 - Receipts - Sharing Structure


TOTAL RECEIPT
BRL 2,659 thousand
Dealers BRL 518 million 19%
Customers BRL 1,731 million 65%
Aug/18
Jul/18

RECEIPT

Receipts increase in August/18

In August/18 there was an increase of Receivables account by BRL 70 million when compared to the previous month (+2.7%), reaching the BRL 2,659 million

The *Other* Receipts item recorded an increase of BRL 106 million in August/18, totaling BRL 200 million against revenue of BRL 94 million in July/18. In the same direction, the *Dealers* also recorded an increase in August/18, reaching BRL 518 million, compared to BRL 431 million in the previous month.

- The Management noted that the increase in *Other Receipts* in August/18 is due to the increase in the intercompany relationship in that month, and the effect is nullified by the result assessed in "Other Services/Payments" item.
- In respect to the receipt from *Dealers*, the Management notified that the increased number of business days in August/18 (Aug/18 with 23 business days and Jul/18 with 22 business days) interfered with the result presented.

On the other hand, the other items in the Receipts account decreased in relation to the immediately preceding month. The *Customers* item decreased by BRL 105 million in August/18, totaling BRL 1,731 million, while receipts relating to *Network Use Services* recorded a decrease of BRL 18 million compared to the previous month, reaching BRL 210 million in August/18.

- The Management reported that the reduction in *Customer* Receipts in August/18 is related to the agreements between operators that were performed in July/18, resulting in lower cash inflow in August/18.
- The Management highlighted that, although the Receipts of *Network Use Services* item decreased in August/18, it remains in line with the level recorded in recent months and should be analyzed together with the Payments of "Network Use Services" item.

Statement
AUGUST 01 to 31, 2018

Table 1 - Managerial Cash Flow Statements – Aug/18

BRL million	(A) 7/31/2017 Jul/17	(B) - (A) Variation	(B) 8/31/2017 Aug/185
INITIAL Balance - Financial Cash	**4,819**	*(142)*	**4,677**
Customers	1,836	*(105)*	1,731
Network Use Services	228	*(18)*	210
Dealers	431	*87*	518
Others	94	*106*	200
Receipts (1)	**2,589**	**70**	**2,659**
Personnel	(186)	*16*	(170)
Materials/Services Suppliers	(1,698)	*94*	(1,604)
Taxes	(531)	*24*	(507)
Court Deposits Contingences Mediation	50	*(4)*	46
	(8)	*8*	-
	(10)	*(34)*	(44)
Payments (2)	**(2,383)**	**104**	**(2,279)**
Telemar	(154)	*(24)*	(178)
Oi S.A.	(52)	*5*	(47)
Oi Móvel	(164)	*26*	(138)
Investments (3)	**(370)**	**7**	**(363)**
Net Operational Generation (1 + 2 +3)	**(164)**	**181**	**17**
Intra-group Operations	3	*(4)*	(1)
Financial Operations	19	*9*	28
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	**4,677**	**44**	**4,721**

PAYMENTS

Reduction of Payments in August /18

The payments totaled BRL 2,279 million in August/18, a decrease of BRL 104 million compared to the preceding month, when item recorded BRL 2,383 million.

The primary cause for decreased cash outflows with Payments was the *Materials/Services Suppliers*, with BRL 94 million decrease in the month, reaching BRL 1,604 million. In the same direction, *Taxes* decreased BRL 24 million in August/18, totalizing BRL 507 million.

- According to the Management, the decrease recorded in the *Materials/Services Suppliers* item in August/18 resulted from routine business fluctuations, remaining in line with the average of the last 5 months.
- As regards *Taxes*, the Management reported that the decrease in August/18 results from an increased offset of withholding taxes.

In the same direction, Personnel decreased BRL 16 million in August/18, totalizing BRL 170 million. Contingencies item did not record cash outflow in August/18, in comparison with the outflow of BRL 8 million in the previous month.

According to the Management, the reduction in August/18 in the *Personnel* item is due to the payment in July/18 of PPR (Profit Sharing Program), as approved in the collective-bargaining agreement 2017/2018, to employees that were removed during the year 2017.

On the other hand, the *Mediation* item recorded an increased cash outflow in August/18, with an increase of BRL 34 million, reaching the amount of BRL 44 million. Finally, the *Court Deposits* recorded a decreased cash inflow in August/18, from BRL 50 million in July/18 to BRL 46 million in August/18.

- The Management reported that the increased payments relating to *Mediation* in August/18 is a reflex of the payment to Class 1 Labor Creditors.
- As regards *Court Deposits*, the Management reported that, in August/18, there was a gain at tax and civil level, which contributed to the cash inflow in the month.

Figure 10 - Payments - Sharing Structure


Mediation BRL 44 million 2%
Other BRL (-46) million -2%
Personnel BRL 170 million 8%
Suppliers BRL 1,639 thousand 67%
TOTAL PAYMENTS
BRL 2,279 thousand

	Aug/18 BRL million	Aug/18 Sharing	Jul/18 Sharing
Payments	2,279	[illegible]	[illegible]
Goods / Services Suppliers	[illegible]	[illegible]	[illegible]
Taxes	[illegible]	[illegible]	[illegible]
Personnel	[illegible]	[illegible]	[illegible]
Mediation	[illegible]	[illegible]	[illegible]
Others	[illegible]	[illegible]	[illegible]

Tribunal de Justiça do Estado do Rio de Janeiro
Page
Certificado Eletronicamente

Statement
AUGUST 01 to 31, 2018

Table 1 - Managerial Cash Flow Statements – Aug/18

BRL million	(A) 07/31/2017 Jul/17	(B) - (A) Variation	(B) 8/31/2017 Aug/18
INITIAL Balance - Financial Cash	**4,819**	(142)	**4,677**
Customers	1,836	(106)	1,731
Network Use Services	228	(18)	210
Dealers	431	87	518
Others	94	106	200
Receipts (1)	**2,589**	**70**	**2,659**
Personnel	(186)	16	(170)
Materials/Services Suppliers	(1,698)	94	(1,604)
Taxes	(531)	24	(507)
Court Deposits Contingences Mediation	50	(4)	46
	(8)	8	-
	(10)	(34)	(44)
Payments (2)	**(2,383)**	**104**	**(2,279)**
Telemar	(154)	(24)	(178)
Oi S.A.	(52)	5	(47)
Oi Móvel	(164)	26	(138)
Investments (3)	**(370)**	**7**	**(363)**
Net Operational Generation (1+2+3)	**(164)**	**181**	**17**
Intragroup Operations	3	(4)	(1)
Financial Operations	19	9	28
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	**4,677**	**44**	**4,721**

Figure 11 - Investments - Sharing Structure



TOTAL INVESTMENTS
BRL 363 millions
Telemar BRL 178 million 49%
Oi Móvel BRL 138 million 38%
Oi S.A. BRL 47 million

	Aug/18 BRL million	Aug/18 Sharing	Jul/18 Sharing
Payments	363	100%	100%
Telemar	178	49%	42%
Oi Móvel	138	38%	44%
Oi S.A.	47	13%	14%

INVESTMENTS

The Debtors recorded *Investment* Payments of BRL 363 million in August/18, 2% decrease compared to the previous month, which achieved BRL 370 million in *Investments*.

The Investments related to Telemar S.A. had BRL 24 million increase, totaling BRL 178 million in August/18. Investments in Oi Móvel S.A. decreased by BRL 26 million, totaling BRL 138 million, while Investments in Oi S.A. decreased from BRL 52 million in July/18 to BRL 47 million in August/18.

- The Management noted that, despite the slight reduction reported in August/18, investments continue to be in line with that recorded in the previous months, in accordance with the company's investment plan.

NET OPERATIONAL GENERATION

The level of *Receipts* in August/18, of BRL 2,659 million, was higher in respect to the total *Payments* (BRL 2,279 million), as well as *Investments* outflow (BRL 363 million) in the month, which contributed directly to the positive balance of BRL 17 million in Net Operational Generation of the Debtors in the month.

FINAL BALANCE - FINANCIAL CASH

The *Financial Operations* recorded positive result of BRL 28 million in August/18, against the increase of BRL 19 million, compared to the previous month. The *Intragroup Operations* recorded outflow of BRL 1 million in August/18, against inflow of BRL 3 million in the previous month.

- The Management reported that the increased cash inflows of the of *Financial Operations* results mainly from the increase in the foreign-currency financial income due to the strong appreciation of Dollar and Euro against Real in August/18.

- In relation to *Intra-Group Operations*, the Management pointed out that the movements observed in August/18 refer to the transfers made between group companies, with the purpose of maintaining the cash balance, and hat account is void in the consolidated result (with all companies of the group).

In this way, adding to the inflow of BRL 28 million from *Financial Operations* and subtracting the cash outflow of BRL 1 million from *Intra-Group Operations* to the positive balance of BRL 17 million of Net Operational Cash Generation, the Final Balance of the Financial Cash of the Debtors was increased by BRL 44 million in respect to the previous month (0.9% increase), totaling BRL 4,721 million.

- The Management pointed out that, as provided in the guidelines of the Court-Supervised Reorganization Plan, fluctuations are expected, upwards and downwards, in the Company's cash, throughout the year.

Statement
AUGUST 01 to 31, 2018

Table 2 - Direct Cash Flow

BRL million

CONSOLIDATED OF COMPANIES UNDER REORGANIZATION	JAN/17	FEB/17	MAR/17	APR/17	MAY/17	JUN/17	JUL/17	AUG/17	SEPT/17	OCT/17	NOV/17	DEC/17	JAN/18	FEB/18	MAR/18	APR/18	MAY/18	JUN/18	JUL/18	AUG/18
Initial Balance - Financial Cash	**7,293**	**7,094**	**7,380**	**7,170**	**6,884**	**6,854**	**7,299**	**7,179**	**7,295**	**7,524**	**7,324**	**6,877**	**6,881**	**6,128**	**5,909**	**5,831**	**4,820**	**4,602**	**4,819**	**4,677**
Receivables	**2,669**	**2,305**	**3,223**	**2,638**	**2,961**	**2,563**	**2,755**	**2,970**	**2,682**	**2,893**	**2,689**	**2,716**	**2,816**	**2,758**	**2,646**	**2,619**	**2,386**	**2,736**	**2,589**	**2,659**
Customers	1,874	1,699	2,221	1,886	2,067	1,925	1,910	1,987	1,873	1,946	1,873	1,905	1,825	1,691	1,855	1,780	1,799	1,734	1,836	1,731
Network Use Services	84	78	102	242	202	106	226	178	223	144	190	197	201	209	212	234	3	467	228	210
Dealers	512	412	562	395	526	430	479	494	430	488	467	420	524	411	456	461	491	471	431	518
Others	199	117	338	115	166	102	140	311	156	315	159	194	266	447	123	166	93	64	94	200
Payments	**(2,562)**	**(1,805)**	**(3,156)**	**(2,835)**	**(2,477)**	**(1,967)**	**(2,450)**	**(2,482)**	**(2,210)**	**(2,721)**	**(2,782)**	**(2,560)**	**(3,239)**	**(2,578)**	**(2,251)**	**(3,109)**	**(2,213)**	**(2,223)**	**(2,383)**	**(2,279)**
Personnel	(167)	(134)	(136)	(138)	(135)	(141)	(161)	(157)	(135)	(135)	(142)	(236)	(234)	(177)	(140)	(303)	(179)	(147)	(186)	(170)
Materials and Services Suppliers	(1,729)	(1,130)	(1,597)	(1,517)	(1,656)	(1,140)	(1,668)	(1,743)	(1,430)	(1,796)	(1,839)	(1,422)	(2,421)	(1,789)	(1,488)	(1,641)	(1,332)	(1,568)	(1,698)	(1,604)
Material / Services	(1,640)	(1,046)	(1,488)	(1,275)	(1,447)	(1,033)	(1,439)	(1,561)	(1,201)	(1,651)	(1,645)	(1,222)	(2,215)	(1,575)	(1,277)	(1,401)	(1,325)	(1,101)	(1,470)	(1,393)
Plant Maintenance	(116)	(86)	(116)	(107)	(130)	(116)	(118)	(113)	(103)	(88)	(324)	(345)	(341)	(309)	(331)	(375)	(302)	(283)	(312)	(297)
Rentals	(205)	(162)	(342)	(168)	(179)	(142)	(243)	(203)	(192)	(191)	(213)	(139)	(386)	(210)	(259)	(248)	(245)	(260)	(322)	(349)
Data Processing /Printing Company	(137)	(97)	(118)	(98)	(118)	(103)	(133)	(135)	(106)	(116)	(129)	(113)	(127)	(122)	(140)	(122)	(111)	(108)	(132)	(122)
Call Center Service /Collection	(154)	(85)	(153)	(169)	(128)	(72)	(132)	(126)	(79)	(123)	(228)	(157)	(147)	(126)	(188)	(143)	(128)	(104)	(140)	(138)
Dealerships	(112)	(104)	(112)	(96)	(100)	(103)	(98)	(101)	(97)	(98)	(102)	(105)	(103)	(105)	(104)	(101)	(105)	(99)	(111)	(108)
Consultancy / Audits /Fees	(68)	(52)	(72)	(33)	(69)	(36)	(78)	(55)	(25)	(62)	(78)	(31)	(55)	(67)	(50)	(56)	(50)	(35)	(75)	(71)
Other Services/ Payments	(848)	(460)	(575)	(604)	(723)	(461)	(637)	(828)	(599)	(973)	(571)	(332)	(1,056)	(636)	(205)	(356)	(384)	(212)	(378)	(308)
Network Use Services	(89)	(84)	(109)	(242)	(209)	(107)	(229)	(182)	(229)	(145)	(194)	(200)	(206)	(214)	(211)	(240)	(7)	(467)	(228)	(211)
Taxes	(674)	(532)	(1,232)	(852)	(664)	(673)	(626)	(591)	(655)	(688)	(652)	(633)	(621)	(628)	(527)	(1,172)	(698)	(518)	(531)	(507)
Court Deposits	11	(9)	(168)	(17)	(22)	(13)	6	14	28	29	20	(224)	43	53	(11)	8	(4)	11	50	46
Contingencies	(3)	-	(23)	1	-	-	(1)	(5)	-	(5)	-	1	(1)	-	(12)	-	-	(1)	(8)	-
Mediation	-	-	-	-	-	-	-	-	(18)	(126)	(139)	(46)	(5)	(37)	(53)	(1)	-	-	(10)	(66)
Investments	**(261)**	**(345)**	**(346)**	**(346)**	**(433)**	**(330)**	**(480)**	**(427)**	**(290)**	**(410)**	**(391)**	**(190)**	**(554)**	**(430)**	**(519)**	**(536)**	**(434)**	**(377)**	**(370)**	**(363)**
Telemar	(122)	(172)	(159)	(154)	(180)	(153)	(203)	(197)	(150)	(188)	(184)	(89)	(272)	(200)	(215)	(278)	(182)	(170)	(154)	(178)
Oi S.A.	(53)	(78)	(62)	(56)	(79)	(48)	(75)	(74)	(59)	(63)	(45)	(25)	(70)	(63)	(81)	(70)	(66)	(63)	(52)	(47)
Oi Móvel	(86)	(95)	(125)	(136)	(174)	(129)	(202)	(156)	(81)	(159)	(162)	(76)	(212)	(167)	(223)	(188)	(186)	(144)	(164)	(138)
Operating Generation	**(164)**	**166**	**(278)**	**(231)**	**61**	**288**	**(175)**	**61**	**182**	**(238)**	**(454)**	**(34)**	**(977)**	**(250)**	**(104)**	**(1,028)**	**(261)**	**138**	**(164)**	**17**
Intragroup Operations	(48)	80	2	(99)	(101)	135	-	-	-	-	-	-	-	-	-	-	28	55	3	(1)
Financial Operations	65	51	67	44	20	44	55	55	47	38	7	38	32	24	26	15	15	26	19	28
Dividends and JCP	(63)	-	-	-	-	-	-	-	-	-	-	-	192	7	-	-	-	-	-	-
Final Balance - Financial Cash	**7,094**	**7,380**	**7,170**	**6,884**	**6,854**	**7,299**	**7,179**	**7,295**	**7,524**	**7,324**	**6,877**	**6,881**	**6,128**	**5,909**	**5,831**	**4,820**	**4,602**	**4,819**	**4,677**	**4,721**

CREDITORS SERVICE

As well as in the last months, the Trustee has been dedicated to assisting this Honorable Judge in the organization of the numerous letters received from other Courts requesting authorization for the purpose of using the Debtors' property for payment of first priority claims in a procedure that, on the one hand, unites speed and security to the benefit of Creditors, and, on the other hand, allows the restructuring of Oi Group and the performance of the PRJ.

For this purpose, the Trustee published a list of the official letters received in the last month from the 7th Business Court and a list of the first priority claims paid by Oi Group, which are available for consultation at the court-supervised reorganization website (www.recuperacaojudicial.oi.com.br), currently amounting to 513,657 accesses.

As regards first priority claims, the Trustee remains committed to clarifying doubts on the clauses and the performance of the approved Court-Supervised Reorganization Plan, and has been constantly contacted by national and international creditors, whether by phone at +55 (21) 2272-9300 or by email credoroi@wald.com.br.

The Trustee reports that it followed up, throughout the month, the creation and deployment of a mediation platform with the procedural incidents, according to the decision on pages 341 . 970 / 341 . 973 . The purpose of this mediation is to encourage an agreement between creditors and debtors so as to determine the value of the claims from an online platform that is already used in this Court-Supervised Reorganization procedure and reached the execution of 36,000 agreements.

Additionally, the Trustee makes available the updated General Creditors Table on the court-supervised reorganization website (www.recuperacaojudicialoi.com.br) on a monthly basis, considering proof and objection incidents whose merits have already been tried.

SUMMARY OF THE STATEMENTS OF THE TRUSTEE IN THE CASE RECORD

The Trustee lists below the statements filed in the electronic case record following the last Monthly Report of Activities, mentioning the relevant pages.

Pages 344. 592/ 344. 594	Trustee's statement on: (i) Petition of leading creditor Guadalupe and Leader Queimados on the payment option choice; (ii) Petition of the bondholders creditors on the liquidation procedure; and (iii) Credit Reserve in favor of creditor Belo Horizonte Gráfica e Editora LTDA.	12. 09. 2018
Pages 344. 605/ 344. 637	Monthly report of activities performed by the Debtors (for the month of July 2018).	14. 09. 2018
Pages 344.916/344.919	Trustee's statement on: (i) Official letter issued by the V Small Civil Claims Court of the Judicial District of the Capital – RJ, requesting measures; and (ii) The Retebrás' credit, which is the subject matter of the satisfaction of the judgment No. 001/1. 12 . 0150962-0, which is still pending before the Court of Bankruptcies, Agreement with Creditors and Insolvencies of the Judicial District of Porto Alegre.	21. 09. 2018
Pages 345.546/345.548	Trustee's statement on: (i) Petition of bondholder creditor Salvador Belchi Redondo on the payment option choice; (ii) Petition of the bondholders creditors Emel Investimentos LTD and Red River Investimentos on the bonds liquidation procedure; (iii) Official letters from the I Small Civil Claims Court of the Regional Courts of Barra da Tijuca and 4th Court of Araçatuba.	27. 09. 2018

SUMMARY OF THE STATEMENTS OF THE TRUSTEE IN THE CASE RECORD

Interlocutory Appeal, in which the Trustee presented statements:

0040249 - 61.2018.8.19.0000	Appeal filed by the National Telecommunications Agency (ANATEL) on the decision that determined the issue of an official letter to TRF-2nd Region in order to convert into income the deposits made by Debtors in Provisional Remedy No. 0000554- 77.2011.4.02.5101, as provided in clause 4.3.4 of the PRJ.	27. 09. 2018
0046360 - 61.2018.8.19.0000	Appeal filed by creditor Julio César de Marchi on the submission of the claim to the effects of the Court-Supervised Reorganization.	03. 10. 2018

In addition to the procedures mentioned above, the Trustee, in response to official letters and requests directly addressed to the Trustee by several Brazilian Courts, presented statements in lawsuits filed against Debtors.

INSPECTION OF THE FULFILLMENT OF THE COURT-SUPERVISED REORGANIZATION PLAN

The Court-Supervised Reorganization Plan ("PRJ") presented by Debtors was approved by the Creditors attending the General Meeting of Creditors held on December 19, 2017, and ratified with reservations by this Honorable Court, as provided in said decision on pages 254.741 /254.756.

Thus, this Management remains committed to carrying out the inspection of the performance of the Debtors' obligations under the ratified PRJ. For this reason, Debtors have held meetings with the Company from time to time and analyzed the relevant documentation.

As a result of this inspection, the Trustee has made available below the worksheet showing the obligations that should have been performed in **August, 2018**:

Clause	Class	Classification	Obligation	Term	Note	Status
4.1	I	Labor (With deposit)	Payment	8/4/2018	First installment	✓
4.3.1.2	III and IV	Restructuring I (in Real and Dollar)	Restructuring of claims	8/5/2018	Relevant Fact published on Jul 31, 2018	✓
4.3.1.3	III and IV	Restructuring II	Restructuring of claims	8/5/2018	Relevant Fact published on Jul 31, 2018	✓

Regarding the performance of such obligations, the Trustee reports that Debtors made available a list of labor claims (class I) that received the first installment, as provided in clause 4. 1 . Additionally, they published a relevant fact on July 31, 2018, notifying the completion of the restructuring of the claims, according to the terms and conditions set forth in the Court-Supervised Plan.

Regarding the mediation with unliquidated claims, the Trustee reports that it has been following up the procedure and operation of the FGV Platform, available for access from July 26, 2018, which counts on a large participation from the creditors.

WALD
ANTUNES VITA LONGO BLATTNER
65 anos

Avenida Franklin Roosevelt,
nº 115, 4º andar
CEP 20021-120
Rio de Janeiro, RJ - Brazil

Avenida Juscelino Kubtischek,
nº 510, 8º andar
CEP 04543-906
São Paulo, SP - Brazil

RC
CONSULTORES

Rua James Joule,
nº 92, 10º andar
Brooklin Novo,
CEP 04576-080
São Paulo, SP - Brasil